Exhibit 99.1

Contact:
Allison Bober
Investor Relations
Lennar Corporation
(305) 485-2038
FOR IMMEDIATE RELEASE
Lennar Reports First Quarter Results

•	Lennar completed its strategic acquisition of CalAtlantic on February 12, 2018

•	Net earnings of $136.2 million, or $0.53 per diluted share, which includes the following:

◦	$0.31 per diluted share related to acquisition and integration costs

◦	$0.27 per diluted share related to a one-time non-cash write down of deferred tax assets

◦	Excluding these items EPS would have been $1.11 per diluted share

•	Deliveries of 6,765 homes – up 24%, including 819 homes from acquired CalAtlantic communities

•	New orders of 8,456 homes – up 30%; new orders dollar value of $3.4 billion – up 38% including 1,069 homes with a dollar value of $507.9 million from acquired CalAtlantic communities

•	Backlog of 17,566 homes – up 95%; backlog dollar value of $7.7 billion – up 118% including 7,190 homes with a dollar value of $3.6 billion from acquired CalAtlantic communities

•	Revenues of $3.0 billion – up 28%

•	Lennar Homebuilding operating earnings of $413.7 million, compared to $71.3 million

◦	Gross margin on home sales of 19.5% (21.6% excluding backlog write-up related to purchase accounting), compared to 21.1%

◦	S,G&A expenses as a % of revenues from home sales of 9.7% – improved 60 basis points

◦	Operating margin on home sales of 9.8% – improved 100 basis points

◦
Lennar Homebuilding other income, land sales and equity in loss from unconsolidated entities totaled $154.2 million of pretax income, primarily driven by the sale of an 80% interest in Treasure Island Holdings

•	Lennar Financial Services operating earnings of $19.7 million, compared to $20.7 million

•	Rialto operating earnings (net of noncontrolling interests) of $10.4 million, compared to $12.0 million

•	Lennar Multifamily operating earnings (loss) of ($1.2) million, compared to $19.2 million

•	In March 2018, a second Lennar Multifamily Venture was formed with an initial close of $500 million in equity commitments ($255 million committed by Lennar)

•	Lennar Homebuilding cash and cash equivalents of $734 million

•	Lennar increased its credit facility to $2.6 billion of which $500 million was outstanding at quarter-end

•	Lennar Homebuilding debt to total capital, net of cash and cash equivalents, of 42.5%

(more)

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Miami, April 4, 2018 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s leading homebuilders, today reported results for its first quarter ended February 28, 2018. First quarter net earnings attributable to Lennar in 2018 were $136.2 million, or $0.53 per diluted share, compared to first quarter net earnings attributable to Lennar in 2017 of $38.1 million, or $0.16 per diluted share. Earnings in the first quarter of 2018 were reduced by $104.2 million ($0.31 per diluted share) of pretax acquisition and integration costs related to the acquisition of CalAtlantic and a $68.6 million ($0.27 per diluted share) one-time non-cash write down of deferred tax assets due to the reduction in the federal corporate income tax rate. Earnings in the first quarter of 2017 were reduced by $140 million ($0.39 per diluted share) of pretax Lennar Homebuilding loss due to litigation.
Stuart Miller, Chief Executive Officer of Lennar, said, “As we report our first combined quarterly results with the CalAtlantic strategic acquisition now completed, we remain enthusiastic about both our current results as well as our future projections under the Lennar platform. In the first quarter of 2018, pro forma new orders and deliveries were 10,910 and 9,994, respectively, which exceeded the expectations for both companies. The integration is progressing exactly on target.”
Mr. Miller continued, “Our first quarter results begin to display the true power of this combination. Although these results do not include 2 ½ months of CalAtlantic’s operations, all company metrics have performed as expected or better and we have grown more confident in our ability to exceed our $100 million synergy target in 2018 and we are on track to meet our $365 million synergy target in 2019.”
“We continue to remain positive on the outlook of the housing industry in general. Although interest rates have ticked up, unemployment remains low, the labor participation rate has been increasing, and wages have been moving modestly higher, though we think, even higher than the data the government captures. Feedback from our new home consultants indicates that our customer base feels confident in both job security and compensation levels in spite of the political noise that abounds.”
“Against a backdrop of higher demand, the production shortage over the past years has in fact resulted in supply shortages that are the underpinnings of at least stability and probably continued expansion of this housing recovery.”
Mr. Miller concluded, “Strategically, we remain focused on building our homebuilding business with efficiencies and technologies that improve our business model. Additionally, we are continuing to focus on a return to a pure play strategy with greater focus on properly positioning Rialto. In that regard, we have engaged Wells Fargo Securities and Deutsche Bank Securities to advise us regarding strategic alternatives that may be available with regard to our subsidiary, Rialto Capital Management.”

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RESULTS OF OPERATIONS
THREE MONTHS ENDED FEBRUARY 28, 2018 COMPARED TO
THREE MONTHS ENDED FEBRUARY 28, 2017
On February 12, 2018, Lennar Corporation completed its acquisition of CalAtlantic Group, Inc ("CalAtlantic"). Prior year information includes only stand-alone data for Lennar Corporation for the three months ended February 28, 2017.
Lennar Homebuilding
Revenues from home sales increased 34% in the first quarter of 2018 to $2.6 billion from $2.0 billion in the first quarter of 2017. Revenues were higher primarily due to a 24% increase in the number of home deliveries, excluding unconsolidated entities, and an 8% increase in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 6,734 homes in the first quarter of 2018 from 5,433 homes in the first quarter of 2017. There was an increase in home deliveries in all of the Company's Homebuilding segments and Homebuilding Other as a result of the CalAtlantic acquisition. The average sales price of homes delivered was $393,000 in the first quarter of 2018, compared to $365,000 in the first quarter of 2017. Sales incentives offered to homebuyers were $22,300 per home delivered in the first quarter of 2018, or 5.4% as a percentage of home sales revenue, compared to $22,700 per home delivered in the first quarter of 2017, or 5.9% as a percentage of home sales revenue, and $23,500 per home delivered in the fourth quarter of 2017, or 5.7% as a percentage of home sales revenue.
Gross margins on home sales were $516.6 million, or 19.5%, in the first quarter of 2018. Excluding the backlog write-up of $55.0 million related to purchase accounting adjustments on CalAtlantic homes in backlog and homes completed that were delivered in the first quarter of 2018, gross margins on home sales were $571.7 million or 21.6%. This compared to gross margins on home sales of $419.2 million, or 21.1%, in the first quarter of 2017. Gross margin percentage on home sales increased compared to the first quarter of 2017 primarily due to an increase in the average sales price of homes delivered and increased volume. Losses on land sales were $1.4 million in the three months ended February 28, 2018, compared to gross profits of $2.0 million in the three months ended February 28, 2017.
Selling, general and administrative expenses were $257.1 million in the first quarter of 2018, compared to $204.0 million in the first quarter of 2017. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 9.7% in the first quarter of 2018, from 10.3% in the first quarter of 2017, due to improved operating leverage as a result of an increase in home deliveries.
Lennar Homebuilding equity in loss from unconsolidated entities was $14.3 million in the first quarter of 2018, compared to $11.5 million in the first quarter of 2017. In the first quarter of 2018, Lennar Homebuilding equity in loss from unconsolidated entities was primarily attributable to the Company's share of valuation adjustments related to assets of Lennar Homebuilding's unconsolidated entities and the Company's share of net operating losses from its unconsolidated entities. In the first quarter of 2017, Lennar Homebuilding equity in loss from unconsolidated entities was primarily attributable to the Company's share of net operating losses from its unconsolidated entities, primarily driven by general and administrative expenses, as there were no significant land sale transactions during the first quarter of 2017.

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Lennar Homebuilding other income, net, was $169.9 million in the first quarter of 2018, compared to $5.7 million in the first quarter of 2017. Lennar Homebuilding other income, net, in the first quarter of 2018 was primarily related to a gain on the sale of an 80% interest in one of Lennar Homebuilding's strategic joint ventures, Treasure Island Holdings.
Lennar Homebuilding loss due to litigation of $140 million in the first quarter of 2017 was related to litigation regarding a contract the Company entered into in 2005 to purchase a property in Maryland. As a result of the litigation, the Company purchased the property for $114 million, which approximated the Company's estimate of fair value for the property. In addition, the Company paid approximately $124 million in interest and other closing costs and has accrued for the amount it expects to pay as reimbursement for attorney's fees.
Lennar Homebuilding interest expense was $51.2 million in the first quarter of 2018 ($48.3 million was included in costs of homes sold, $0.4 million in costs of land sold and $2.4 million in other income, net), compared to $52.4 million in the first quarter of 2017 ($48.7 million was included in costs of homes sold, $2.4 million in costs of land sold and $1.2 million in other income, net).
Lennar Financial Services
Operating earnings for the Lennar Financial Services segment were $19.7 million in the first quarter of 2018, compared to $20.7 million in the first quarter of 2017. Operating earnings were impacted by a decrease in refinance transactions.
Rialto
Operating earnings for the Rialto segment were $10.4 million in the first quarter of 2018 (which included $9.2 million of operating earnings and an add back of $1.2 million of net loss attributable to noncontrolling interests). Operating earnings in the first quarter of 2017 were $12.0 million (which included a $0.8 million operating loss and an add back of $12.9 million of net loss attributable to noncontrolling interests). The decrease in operating earnings was primarily due to a decrease in Rialto Mortgage Finance ("RMF") securitization revenues as a result of lower volume and a decrease in incentive income related to carried interest distributions from the Rialto real estate funds. These decreases to operating earnings were partially offset by a decrease in real estate owned impairments and lower general and administrative expenses.
Lennar Multifamily
Operating losses for the Lennar Multifamily segment were $1.2 million in the first quarter of 2018, primarily due to general and administrative expenses partially offset by the segment's $4.1 million share of gains as a result of the sale of one operating property by one of Lennar Multifamily's unconsolidated entities and management fee income. In the first quarter of 2017, the Lennar Multifamily segment had operating earnings of $19.2 million primarily due to the segment's $26.0 million share of gains as a result of the sale of two operating properties by Lennar Multifamily's unconsolidated entities.

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Corporate General and Administrative Expenses
Corporate general and administrative expenses were $67.8 million, or 2.3% as a percentage of total revenues, in the first quarter of 2018, compared to $60.7 million, or 2.6% as a percentage of total revenues, in the first quarter of 2017. The decrease in corporate general and administrative expenses as a percentage of total revenues is due to improved operating leverage as a result of an increase in home deliveries.
Noncontrolling Interests
Net earnings (loss) attributable to noncontrolling interests were $0.6 million and ($8.4) million in the first quarter of 2018 and 2017, respectively. Net loss attributable to noncontrolling interests in the first quarter of 2017 was primarily attributable to a net loss related to the FDIC's interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC, partially offset by net earnings related to the Lennar Homebuilding consolidated joint ventures.
OTHER TRANSACTIONS
Merger with CalAtlantic
On February 12, 2018, the Company completed the acquisition of CalAtlantic through a transaction in which CalAtlantic was merged with and into a wholly-owned subsidiary of the Company (“Merger Sub”), with Merger Sub continuing as the surviving corporation and a subsidiary of the Company (the “Merger”). The Merger took place pursuant to the Agreement and Plan of Merger dated as of October 29, 2017, among CalAtlantic, the Company and Merger Sub. CalAtlantic is a homebuilder which builds homes across the homebuilding spectrum, from entry level to luxury, in 43 metropolitan statistical areas spanning 19 states. CalAtlantic provides mortgage, title and escrow services. For the three months ended February 28, 2018, our results of operations included 819 home deliveries at an average sales price of $456,000, and net new orders of 1,069 homes at an average sales price of $475,000 from acquired CalAtlantic communities. During the three months ended February 28, 2018, the Company recorded $104.2 million of acquisition and integration costs related to the Merger.
A Second Lennar Multifamily Venture Formed
In March 2018, the Lennar Multifamily segment completed the closing of a second Lennar Multifamily Venture II LP ("Venture II") for the development, construction and property management of class-A multifamily assets. With the first close, Venture II will have approximately $500 million of equity commitments, including a $255 million co-investment commitment by us comprised of cash, undeveloped land and preacquisition costs. It will be seeded initially with six undeveloped multifamily assets that were previously purchased or under contract by the Lennar Multifamily segment totaling approximately 2,200 apartments with projected project costs of approximately $900 million.

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Debt Transactions
In February 2018, the Company exchanged in part eight notes issued by CalAtlantic into new notes issued by the Company maturing between 2018 and 2027 with a total principal amount of $2.8 billion.
In March 2018, holders of $6.7 million principal amount of CalAtlantic’s 1.625% convertible senior notes due 2018 and $266.2 million principal amount of CalAtlantic’s 0.25% convertible senior notes due 2019 either caused the Company to purchase them for cash or converted them into a combination of the Company’s Class A and Class B common stock and cash, resulting in the Company’s issuing approximately 3,654,000 shares of Class A common stock and 72,000 shares of Class B common stock, and paying $51.2 million in cash to former noteholders.
Credit Facility
In February 2018, the Company amended the credit agreement governing its unsecured revolving credit facility (the "Credit Facility") to increase the maximum borrowings from $2.0 billion to $2.6 billion and extend the maturity on $2.1 billion of the Credit Facility from June 2022 to April 2023. The $2.6 billion includes an accordion feature, subject to additional commitments. As of February 28, 2018, there was $500 million of outstanding borrowings under the Credit Facility.
Tax Reform
In December 2017, the Tax Cuts and Jobs Act was enacted which will have a positive impact on our effective tax rate in 2018 and subsequent years. The tax reform bill reduced our expected effective tax rate in 2018 from 34% to 24%, which is lower than the Company's previous guidance of 25% primarily due to tax legislation enacted during the quarter extending the energy efficient home credit retroactively for homes closed during 2017. However, as a result of the reduction in our effective tax rate, during the three months ended February 28, 2018, we were required to record a one-time non-cash write down of our deferred tax assets of $68.6 million. Due to this, for the three months ended February 28, 2018, the Company's effective tax rate was 49.3%, instead of 23.8%. This compared to 34.4% for the three months ended February 28, 2017.

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About Lennar
Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and active adult homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title insurance and closing services for both buyers of Lennar’s homes and others. Lennar’s Rialto segment is a vertically integrated asset management platform focused on investing throughout the commercial real estate capital structure. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the CalAtlantic integration and the anticipated synergy benefits from the CalAtlantic transaction, the homebuilding market and other markets in which we participate, and our belief regarding how we are positioned to take advantage of opportunities, or to avoid problems, in those markets and to advance the future growth of our businesses. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those anticipated by the forward-looking statements. Important factors that could cause such differences include increases in operating costs, including costs related to real estate taxes, construction materials, labor and insurance, and our ability to manage our cost structure, both in our Lennar Homebuilding and Lennar Multifamily businesses; a slowdown in the real estate markets across the nation, including a slowdown in the market for single family homes or the multifamily rental market; unfavorable losses in legal proceedings; decreased demand for our homes or Lennar Multifamily rental properties, and our inability to successfully sell our apartments; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; our ability to successfully execute our strategies; a decline in the value of the land and home inventories we maintain or possible future write-downs of the carrying value of our real estate assets; our inability to realize the anticipated synergy benefits from the CalAtlantic transaction; the inability of the Rialto segment to profit from the investments it makes; the inability of Rialto to sell mortgages it originates into securitizations on favorable terms; reduced availability of mortgage financing or increased interest rates; conditions in the capital, credit and financial markets; changes in laws, regulations or the regulatory environment affecting our business, and the risks described in our filings with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended November 30, 2017. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s first quarter earnings will be held at 11:00 a.m. Eastern Time on Wednesday, April 4, 2018. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 402-220-5359 and entering 5723593 as the confirmation number.
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LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended
	February 28,
	2018	2017
Revenues:
Lennar Homebuilding	$2,662,093	2,018,694
Lennar Financial Services	171,140	148,043
Rialto	54,302	82,006
Lennar Multifamily	93,256	88,685
Total revenues	$2,980,791	2,337,428

Lennar Homebuilding operating earnings	$413,727	71,338
Lennar Financial Services operating earnings	19,695	20,664
Rialto operating earnings (loss)	9,212	(843)
Lennar Multifamily operating earnings (loss)	(1,201)	19,183
Acquisition and integration costs	(104,195)	—
Corporate general and administrative expenses	(67,810)	(60,699)
Earnings before income taxes	269,428	49,643
Provision for income taxes (1)	(132,611)	(19,969)
Net earnings (including net earnings (loss) attributable to noncontrolling interests)	136,817	29,674
Less: Net earnings (loss) attributable to noncontrolling interests	602	(8,406)
Net earnings attributable to Lennar	$136,215	38,080

Average shares outstanding:
Basic (2)	253,665	236,852
Diluted (2)	254,448	236,854

Earnings per share:
Basic (2)	$0.53	0.16
Diluted (2)	$0.53	0.16

Supplemental information:
Interest incurred (3)	$84,214	69,691

EBIT (4):
Net earnings attributable to Lennar	$136,215	38,080
Provision for income taxes	132,611	19,969
Interest expense	51,224	52,361
EBIT	$320,050	110,410

(1)	Provision for income taxes includes a one-time non-cash write-down of deferred tax assets of $68.6 million as a result of the Tax Cuts and Jobs Act enacted in December 2017.

(2)
Basic and diluted average shares outstanding and earnings per share calculations for the three months ended February 28, 2017 have been adjusted to reflect 4.7 million Class B shares distributed as a part of the stock dividend on November 27, 2017.

(3)	Amount represents interest incurred related to Lennar Homebuilding debt.

(4)
EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

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LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended
	February 28,
	2018	2017
Lennar Homebuilding revenues:
Sales of homes	$2,649,140	1,983,788
Sales of land	12,953	34,906
Total revenues	2,662,093	2,018,694

Lennar Homebuilding costs and expenses:
Costs of homes sold	2,132,512	1,564,623
Costs of land sold	14,383	32,924
Selling, general and administrative	257,112	204,014
Total costs and expenses	2,404,007	1,801,561
Lennar Homebuilding operating margins	258,086	217,133
Lennar Homebuilding equity in loss from unconsolidated entities	(14,287)	(11,534)
Lennar Homebuilding other income, net	169,928	5,739
Lennar Homebuilding loss due to litigation	—	(140,000)
Lennar Homebuilding operating earnings	$413,727	71,338

Lennar Financial Services revenues	$171,140	148,043
Lennar Financial Services costs and expenses	151,445	127,379
Lennar Financial Services operating earnings	$19,695	20,664

Rialto revenues	$54,302	82,006
Rialto costs and expenses	45,413	66,913
Rialto equity in earnings from unconsolidated entities	9,114	722
Rialto other expense, net	(8,791)	(16,658)
Rialto operating earnings (loss)	$9,212	(843)

Lennar Multifamily revenues	$93,256	88,685
Lennar Multifamily costs and expenses	97,199	92,649
Lennar Multifamily equity in earnings from unconsolidated entities	2,742	23,147
Lennar Multifamily operating earnings (loss)	$(1,201)	19,183

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LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries, New Orders and Backlog
(Dollars in thousands, except average sales price)
(unaudited)

	For the Three Months Ended February 28,
	2018	2017	2018	2017	2018	2017
Deliveries:	Homes		Dollar Value		Average Sales Price
East	3,165	2,470	$1,066,072	767,460	$337,000	311,000
Central	1,687	1,439	603,768	488,741	358,000	340,000
West	1,475	1,154	802,473	560,753	544,000	486,000
Other	438	390	199,420	178,939	455,000	459,000
Total	6,765	5,453	$2,671,733	1,995,893	$395,000	366,000
Of the total homes delivered listed above, 31 homes with a dollar value of $22.6 million and an average sales price of $729,000 represent home deliveries from unconsolidated entities for the three months ended February 28, 2018, compared to 20 home deliveries with a dollar value of $12.1 million and an average sales price of $605,000 for the three months ended February 28, 2017.

New Orders:	Homes		Dollar Value		Average Sales Price
East	4,014	2,944	$1,330,389	934,788	$331,000	318,000
Central	2,067	1,620	738,561	544,866	357,000	336,000
West	1,804	1,550	1,039,120	788,614	576,000	509,000
Other	571	369	260,931	172,144	457,000	467,000
Total	8,456	6,483	$3,369,001	2,440,412	$398,000	376,000
Of the total new orders listed above, 26 homes with a dollar value of $16.3 million and an average sales price of $628,000 represent new orders from unconsolidated entities for the three months ended February 28, 2018, compared to five new orders with a dollar value of $4.2 million and an average sales price of $847,000 for the three months ended February 28, 2017.

	February 28,
	2018 (1)	2017	2018	2017	2018	2017
Backlog:	Homes		Dollar Value		Average Sales Price
East (2)	7,925	4,081	$2,954,113	1,422,381	$373,000	349,000
Central	4,431	2,502	1,813,223	877,904	409,000	351,000
West	3,536	1,926	2,224,561	976,453	629,000	507,000
Other	1,674	508	681,860	249,237	407,000	491,000
Total	17,566	9,017	$7,673,757	3,525,975	$437,000	391,000
Of the total homes in backlog listed above, 18 homes with a backlog dollar value of $8.9 million and an average sales price of $494,000 represent the backlog from unconsolidated entities at February 28, 2018, compared to 15 homes with a backlog dollar value of $8.1 million and an average sales price of $541,000 at February 28, 2017.

(1)
During the three months ended February 28, 2018, the Company acquired a total of 6,940 homes in backlog in connection with the CalAtlantic acquisition. Of the homes in backlog acquired 2,776 homes were in the East, 1,838 homes were in the Central, 1,200 homes were in the West and 1,126 homes were in Other.

(2)	During the three months ended February 28, 2017, the Company acquired 364 homes in backlog in connection with the WCI acquisition.
Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately have divisions located in:
East: Florida, Georgia, Maryland, New Jersey, North Carolina, South Carolina and Virginia
Central: Arizona, Colorado and Texas
West: California and Nevada
Other: Illinois, Indiana, Minnesota, Oregon, Tennessee, Utah and Washington

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LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	February 28,	November 30,	February 28,
	2018	2017	2017
Lennar Homebuilding debt	$10,382,540	6,410,003	5,778,306
Stockholders' equity	13,060,930	7,872,317	7,106,053
Total capital	$23,443,470	14,282,320	12,884,359
Lennar Homebuilding debt to total capital	44.3%	44.9%	44.8%

Lennar Homebuilding debt	$10,382,540	6,410,003	5,778,306
Less: Lennar Homebuilding cash and cash equivalents	733,905	2,282,925	640,816
Net Lennar Homebuilding debt	$9,648,635	4,127,078	5,137,490
Net Lennar Homebuilding debt to total capital (1)	42.5%	34.4%	42.0%

(1)
Net Lennar Homebuilding debt to total capital is a non-GAAP financial measure defined as net Lennar Homebuilding debt (Lennar Homebuilding debt less Lennar Homebuilding cash and cash equivalents) divided by total capital (net Lennar Homebuilding debt plus stockholders' equity). The Company believes the ratio of net Lennar Homebuilding debt to total capital is a relevant and a useful financial measure to investors in understanding the leverage employed in Lennar Homebuilding operations. However, because net Lennar Homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.